Exhibit 23.1

CONSENT OF ERNST & YOUNG AUDIT

We consent to the reference to our firm under the caption “Experts” in this Registration Statement and related Prospectus of Flamel Technologies S.A. for the registration of 2,000,000 American Depositary Shares representing 2,000,000 Ordinary Shares and to the incorporation by reference therein of our report dated April 23, 2003 with respect to the consolidated financial statements included in its Annual Report (Form 20-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Ernst & Young Audit

/s/ Jean-Luc Desplat

Jean-Luc Desplat

Ernst & Young Audit
Villeurbanne, France
August 25, 2003